FOR IMMEDIATE RELEASE             Contact Information
Emily Miller, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE CONTINUES GROWTH IN DENVER MARKET AND PRICES UNSECURED NOTES

MINNEAPOLIS, MN, January 6, 2021 – Centerspace (NYSE: CSR) announced today that it has acquired Union Pointe Apartment Homes in Longmont, Colorado, for an aggregate purchase price of $76.9 million. Constructed in 2019, Union Pointe consists of 256 homes on 13 acres in the rapidly growing city of Longmont with convenient access to Boulder and Denver. As of January 5, 2021, Union Pointe was 94% occupied with average rents of $1,582 per month.

Centerspace also issued $50 million of 2.7% unsecured Series C Notes due June 6, 2030, with Prudential Private Capital. In concert with the issuance, Centerspace amended and expanded its Note Purchase Private Shelf Agreement (the “Agreement”) with Prudential to increase the aggregate amount available under the Agreement from $150 million to $225 million. Proceeds from the Series C Notes were used to fund the acquisition of Union Pointe and for other corporate purposes. After the close of the Series C Notes, Centerspace has $175 million outstanding with an additional $50 million of capacity remaining under the Agreement.

“Acquiring Union Pointe and expanding our partnership with Prudential is an outstanding way to start the year,” said Mark O. Decker, Jr., Centerspace’s President and CEO. “We were able to add a brand new community that is well located in a growing submarket to further enhance our portfolio quality. Accessing the private placement market once again with Prudential allows us to continue to build flexibility and durability into our balance sheet.”

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company now owns 68 apartment communities consisting of 12,166 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2020 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

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If you would like more information about this topic, please contact Emily Miller, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.